Master Acquisition Agreement
2nd July 2010

MASTER ACQUISITION AGREEMENT

in respect of Special Purpose Vehicle (SPV)

in the field of Photovoltaic Plants Projects in France

By and between

 PRIME SUN POWER Inc.

and

DFD Select Group Ltd.

and

ENWAY

 2nd July 2010

THIS MASTER ACQUISITION AGREEMENT (the “Agreement”) is made on 2nd July 2010, in Paris

Master Acquisition Agreement
2nd July 2010

BY AND BETWEEN

DFD Select Group Limited (“DFD”), a company incorporated under the laws of Guernsey whose registered office is at PO Box 119, Martello Court, Admiral Park, St Peter Port, Guernsey and licensed to conduct investment business under the Protection of Investors (Bailiwick of Guernsey) Law 1987 and regulated by the Guernsey Financial Services Commission with marketing offices at 10, Rue de la Paix, F-75002 Paris, represented by David G. Tucker, in his capacity as Director of DFD Select Group Limited,

AND

EnWay SAS (hereinafter “the Seller” ) having its registered office at 31 avenue de Segur, 75007 Paris, France, represented by Mr. Jean-Pierre Philippe, its President,

AND

PRIME SUN POWER Inc., a US company, with registered office in Nevada, represented by Olivier de Vergnies, in his capacity as CEO, hereto (“PSP” or the “Purchaser”);

the Seller, DFD and the Purchaser are herein collectively referred to also as the “Parties” and individually as a “Party”;

RECITALS

(A)	The Parties operate in the field of renewable energies and, in particular, are engaged in the development, construction and operation of photovoltaic plants;

(B)
DFD was created in 1996. DFD Select Group Limited has been acting as an Investment Manager under the rules and regulations of the Guernsey Financial Services Commission since 2001.  Affiliated Managers Group (AMG), a Boston based, NYSE listed company,  was a  minority shareholder of DFD from 2001 until June 0f 2010 when DFD repurchased those shares.. With companies in Dublin, Guernsey, Paris and New York, DFD is led by a management team with over fifty years of extensive experience in world capital markets. Throughout many years the Principals of DFD have been actively engaged in the creation, promotion, marketing and operation of Hedge Funds, Funds of Hedge Funds, and Structured Notes developed together with leading international banks, and Real Estate financial products.  DFD acted as a financial advisor to Lyxor Asset Management for a series of guaranteed Bonds issued by Société Générale with a notional value of over $450 million. DFD launched 4 Bonds guaranteed by Crédit Lyonnais and invested into DFD’s Fund of Funds. DFD created and managed the Rubicon Fund, for exclusive investment by BNP-Paribas, a multi strategy Fund of Funds listed and domiciled in Dublin as well as the InnoHedge Fund for investment by Barclays Bank PLC. DFD launched 35 structured notes totaling over $750 million guaranteed by Barclays. Through these activities relations, contacts and alliances have been established by the Principals in virtually every world market. As DFD’s mission and first priority is the preservation of client capital, it is now active in the renewable energy business and has a unique portfolio of Photovoltaic plants projects in France through a Joint Venture with a French company called ENWAY managed by Jean-Pierre Philippe (see CV attached as Annex);

(C)	The Seller will hold the entire capital (the “Participations”) of the special purpose vehicles and/or a list of PV-Plants Projects, individually referred to also as the “SPV” and together the “SPVs”;

(D)
The Seller is in the process of obtaining, all the Authorisations (as defined below) necessary for the construction and operation of the Plants, including the permits necessary for the Grid connection;

Master Acquisition Agreement
2nd July 2010

(E)
The Purchaser wishes to purchase and the Seller wishes to sell, on a best efforts basis,  all Projects or Participations relevant to each SPV and or PV-Plants Projects for a total capacity of 100MW in 2011 according to the terms and conditions set forth by this Agreement (the “Transaction”).

Now, therefore, on the basis of the foregoing recitals,

THE PARTIES HEREBY AGREED AS FOLLOWS

1.	Recitals, Annexes, Exhibits, entire agreement and definitions

1.1	The Recitals, Annexes and Exhibits are an integral and essential part of this Agreement.

1.2	This Agreement replaces all understandings and arrangements previously agreed between:

(a)	the Parties; and

(b)	between any Party and any other person;

relating to the matters contained in this Agreement and/or the Transaction and all of such previous understandings and arrangements shall cease to be enforceable with effect from the date on which this Agreement is signed and executed.

1.3
In addition to the terms and expressions defined by other clauses or provisions of this Agreement, the following listed terms and expressions shall have the meaning indicated when used in this Agreement, it being agreed that the same meaning shall apply either in the singular or in the plural.

“Affiliate”: means, with respect to any person, any other person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with, such person, where "control" means (a) in the case of a corporation, ownership of shares having 50 percent or more of the voting power or value of all the outstanding shares of capital stock of the corporation, and (b) in the case of a non-incorporated organization, ownership of 50 percent or more of the capital or profits interest in the organization.

“Agreement” means this Master Acquisition Agreement including, without limitation, its Recitals, Annexes and Exhibits.

“Applicable Laws and Regulations”: means all national, regional and local laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, governmental and in general public Authorities having jurisdiction over the Plants or any of the activities and transactions contemplated by this Agreement.

“Authorizations” means all authorisations, licences, certifications, permits, approvals, “nulla osta”, consents and rights of any kind whatsoever which are necessary and/or required for the development, construction, maintenance and operation of the Plants and which have been issued by the relevant authorities (as the case may be);

Master Acquisition Agreement
2nd July 2010

“Authorization Date”: means, with respect to each Plant, the date that falls after the submission of the relevant authorization, complete of all required documentation, permits and consents requested for its perfection, provided that the relevant authorization has not been challenged before the competent courts or has not been revoked by the competent authorities and no objections, remarks or additional documentation or information have been made or requested by any competent authority or third party against such authorization. In the event any remarks or requests of additional documents or information are raised, all necessary actions have been taken in order to overcome such remarks or fulfil such requests and 30 (thirty) days (or the different period required by Applicable Laws and Regulations) after such actions have passed without the relevant Municipality or any other relevant Authority raising any further remarks or requests of additional documents or information;

“Business Day”: means any calendar day on which the banks are open for banking business in France other than Saturdays and Sundays;

“Closing” means the date of execution of the notarial deed of transfer of the Participations by the Seller to the Purchaser and the Purchaser shall pay the Purchase Price according to clauses 3.1 (ii) and 3.2 of the present Agreement;

“Confidential Information”: means any confidential information including (without limitation) all documents, deeds, studies, data, information, reports, know-how, processes and recipes however relating to, or connected with, the business and affairs of the Purchaser or the Seller, as the case may be.

“Consideration”: means the price to be paid by the Purchaser for the sale of the Participations as determined in Clause 3 below.

“Due Diligence”: means the legal, tax, financial and technical due diligence investigation carried out by the Purchaser, according to the terms set forth by following clause 2.3 of the present Agreement,  directly or through its consultants and advisors, on each of the SPVs and on each of the Plants;

“Execution Date” means the date of the execution of this Agreement.

“Financial Close Date” means the date on which each relevant Plant has been Fully Permitted and Connected, especially for Turn-Key delivery of PV-Plants.

“Fully Permitted and Connected” means a Plant for which:

(a)
Authorizations have been definitively and legally obtained, as follows: a Plant is to be authorised, the decision of the competent authority, granting the authorization upon conclusion of the relevant authority, is published on the Official Bulletin of the French Region on whose territory the Project is to be realized; and the Authorization Date

(b)
all required Land Rights have been definitively and legally obtained or granted, are duly registered in public registries (together with the relevant Land Lease Agreements) and fully enforceable against any third party, so that the applicant has the unrestricted availability of the relevant land in accordance with the provisions of the Applicable Laws and Regulations for the full validity of the authorization, as the case may be, and there are no encumbrances over such lands, all the above as resulting from a notarial acceptable report by the Purchaser (“Notarial Report”); it being understood that at Closing, the Seller shall deliver an update of the Notarial Report dated not earlier than 10 days from the Closing, if not attached to the relevant final and definitive Land Lease Agreements;

Master Acquisition Agreement
2nd July 2010

(c)
the connection rights have been definitively and legally obtained or granted so that (i) all Permits and authorisations to construct the relevant Plant and connect the relevant Plant to the Grid have been duly obtained (including, without limitation, the permits possibly required for the realisation of all civil works necessary for the construction and connection to the Grid of an authorised Plant and (ii) the final detailed connection project proposed by the competent Grid Operator has been accepted;

(d)
in general, all rights necessary or connected to the Plants realization and operation, have been definitively and legally obtained or granted, are duly registered in public registries, where applicable, and are fully enforceable against any third party;

(e)
all civil, engineering and electrical works necessary for the construction of the Plant, its connection to the Grid and its operation have been carried out and completed in compliance with Applicable Laws and Regulations and any prescription provided for in the authorization, relevant to each Plant in order for such Plant to lawfully start its commercial operation and obtain the Incentives;

(f)
the Plant has been connected to the Grid, as resulting from the interconnection report delivered to the relevant SPV’s by the competent Grid Operator (and is, therefore, eligible for the Incentives) and is producing and feeding electricity into the Grid.

“Grid” means the transmission or distribution grid, as the case may be, to which a Plant is to be connected.

“Grid Operator” means the entity that is in charge with the operation of the Grid.

“FCC”: means the French Civil Code.

“Incentives” means the incentives, grants and aids for solar energy plants available from time to time under Applicable Laws and Regulations.

“Land Lease Agreement” means each of the land agreements executed by each SPV with the relevant landowner(s) providing for such landowner(s)’ obligations to grant, inter alia, the building lease rights, easement and passage over the relevant land interested by the Projects;

“Land Rights” means, as the case may be, the ownership, the co-ownership, and/or any rights, including, any easement rights necessary to use and build the Plant and the Plant evacuation line, and pie-crust leases, all existing, legally valid and binding, duly registered in public registries and enforceable against any third party, and including the possession of such rights, free from any liens necessary for the unrestricted and undisturbed use, construction and operation of each Plant (and allowing the Buyer to maintain ownership of the Plant and relevant facilities) on the relevant lands for a period of time of at least 20  years, with the right for the relevant SPV to extend such term of 5 years for two times or, alternatively, once for 10 additional years, unless otherwise agreed in writing between the Buyer and the Seller;

“Plant“means each solar plant owned by each of the SPVs, as described in the present Agreement;

“Property” means the movable and immovable asset(s), properties and related rights (including rights over the land where each Plant has to be built) held and owned by each SPV.

Master Acquisition Agreement
2nd July 2010

“Purchaser Price” can be:

•
Turnkey: The Purchase Price is to be agreed upon between the two Parties and will be based upon the project construction cost and all-inclusive affiliated project costs plus an agreed upon mark-up.  All costs will be fully disclosed  (Licenses, Land Option Rights, EPCI, Modules, Connection to the Grid, etc).

•
Licenses only: The Purchase Price is equal to an average of Euro 300.000 (Three Hundred Thousand Euro) per MegaWatt inclusive Licenses, Land Option Rights, The Purchaser shall pay to the Seller against the transfer of all the Participations;

“SPV Price” means the price that the Buyer shall pay to the Seller for each SPV Participation, which will be equal to the amount set forth under following clause 3 of the present Agreement;

“Participations” means the interest participation that the Seller holds in each of the SPVs.

“Taxes”: means collectively corporation tax, advance corporation tax, income tax (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, development land tax, inheritance tax, value added tax, capital duty, stamp duty, duties of customs and excise, all taxes, duties or charges replaced by or replacing any of them or their equivalent to which any of the Parties is subject, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them.

2.	Sale and purchase of the Participation

2.1
Subject to, and in accordance with, the other terms and conditions set forth in this Agreement, the Seller sells to the Purchaser, and the Purchaser purchases from the Seller each SPV Participation for the Consideration indicated under following clause 3 of the present Agreement.

2.2
Each SPV Participation will be transferred to the Purchaser entirely clear of and free from all claims, liens, pledges, charges, equities, encumbrances, options, burdens, securities and adverse rights of any description, including pre-emption rights, other than any burden connected with each SPV commercial operations or with the realization of the Plant owned by each SPV, any taxes, debts or other liabilities due or matured for each Plant becoming Full Permitted and Connected or other obligations assumed anyhow by each SPV for the same purposes above referred to Construction Loan, Service Providers, etc... will be determined at Closing.

2.3	As a condition to the sale and purchase of the Participations, Purchaser shall carry on a full scale Due Diligence on each SPV and each Plant according to the following terms:

(i)
as it regards each PV-Plant Project / SPV, PSP shall complete the Due Diligence within 20 (Twenty) business days before  final sales contracts and agreements between the Purchaser and the Seller are executed.

(ii)	the Due Diligence outcomes, relevant to each SPV and each Plant, shall be deemed as satisfactory when Purchaser has verified that:

(a)	the Plant will be constructed according to the terms set forth by following Clause 4 of the present Agreement;

(b)	the Plant has all the necessary documents to be Fully Permitted and Connected in due course;

Master Acquisition Agreement
2nd July 2010

(c)
all representations made by Seller with regard to each SPV, under Points 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.16 and 5.17 of the present Agreement have been found to be true and accurate;

(iv)
upon satisfactory conclusion of the Due Diligence relevant to each SPV and each Plant, according to the terms set forth herein, Purchaser shall promptly send Seller a notice containing PSP’s statement that Purchaser is satisfied with the outcomes of the Due Diligence. Notification shall be made according to the terms set forth by point 9.11 of this Agreement. In no case notifications made pursuant to the present point shall be made later than: (i) 2 (Two) weeks from Closing Date, as it regards each PV-Plant/SPV; and (ii) 4 (Four) weeks before Financial Close Date of each PV-Plant/SPV. Within 20 (Twenty) Business Days after the aforementioned notice for each SPV and Plant has been received by Seller, Closing for the relevant SPV and Plant shall happen without any further formality to be accomplished by the Parties other than those required by Applicable Laws and Regulations to execute the sale and purchase of corporate Participations.

(v)	Seller grants the right to Purchaser to have full access to all relevant information and documents necessary for PSP to carry on the Due Diligence on each SPV and each Plant.

2.4  Upon Closing, provided the Parties have fulfilled its obligations under the present Agreement, Purchaser will acquire full ownership of each SPV Participation. After Closing Purchaser will therefore be entitled to obtain all registrations and perform any other formality required by the FCC to formalize corporate interest participation acquisitions and give Purchaser fully effective and enforceable title on each SPV Participation acquired.

3.	Consideration, Closing and Payment Terms

3.1	Methods of purchase

The intended Purchase transactions may occur in any of the following manners:

The Purchaser may buy projects to be developed and/or offered by the Seller on a re-sale intended basis whereby the difference between the cost price and the re-sale price to the Purchaser’s buyer will be divided 50/50 to each party, or,

The Seller may sell to the Purchaser at a fully disclosed “mark-up” price of which a part of this mark-up ,with mutual agreement by the Parties, may be converted into the acquisition of the project being purchased, but not to exceed 49%

The seller and DFD may convert part of their mark-up into participation into PSP Common Stock at a price per share with a discounting of 25% of the average Common Stock share closing price within 4 (Four) weeks of trading before the Investment Decision Date.

The Purchaser in all cases will provide a bankable financial instrument to provide for the equity portion of the purchase.

Master Acquisition Agreement
2nd July 2010

3.2
On the terms and conditions set forth in this Agreement, the Seller, as legal and full title owner or in contractual control of the project, hereby will sell to the Purchaser, and the Purchaser hereby purchases from the Seller, effective as of the Closing Date, free and clear from any Encumbrance together with all accrued benefits and rights attached thereto, the Participations.

3.3
The consideration for the transfer of the Participations and for the assumption by the Seller of all his obligations under this Agreement, equal to a price to be determined for each project per each watt effectively installed (Refer to “Purchase Price” Definition), is equal to the Purchase Price which shall be paid at the Closing Date, simultaneously with the transfer of the Participations.

3.4
Payment of the Purchase Price shall be made by the Purchaser to the Seller on an agreed date in the form of a bankable financial instrument by the Purchaser and subsequently by transfer to the bank account notified by the Seller to the Purchaser at least 5 Business Days prior to the date the relevant payment is due.

Construction of the Plants

4.1
Each Plant will be constructed and realized pursuant to the terms and conditions set forth in: (i) a turnkey EPC Agreement for the Plant’s engineering, procurement and construction; and (ii) an O&M Agreement for the Plant’s operation and maintenance services, providing for, among other things, a two years performance ratio guarantee.

It is agreed by the Seller and the Buyer that the latter can decide to appoint its own EPCI and O&M, whenever possible,  for a minimum of 50% of the 100MW to be built, installed and connected.

4.2	The Plants will install monocrytalline/polycrystalline/thin film solar PV modules or other if agreed by the parties and the financial institution providing the long term financing.

4.3	The Seller has arranged for the SPVs to secure the appropriate insurance(s) for the Plants.

5.	Seller’s representations and warranties

5.1
When disclosure is used in connection with disclosure of information relating to representations and warranties envisaged in this Agreement, such disclosure means provision of the original or true copies of the original written information and does not include documents referred to in any such written information unless they have also been produced and listed in the Due Diligence material. Such due diligence requirement list to be provided by the Purchaser.

5.2	The Seller hereby represents and warrants to the Purchaser as set forth in present Clause 5 on the following terms:

(a)
unless otherwise expressly indicated in the Agreement and except in case of fraud, fraudulent misrepresentation, dishonesty or deceit, the Seller’s representations and warranties indicated in Clause 5 are the only representations and warranties of the Seller in relation to the Transaction contemplated hereunder;

Master Acquisition Agreement
2nd July 2010

(b)
if, at any time, the Seller becomes aware of any fact or event which would be a breach of any of the Seller’s representations and warranties in Clause 5 it shall forthwith disclose the same in full in writing to the Purchaser.

(c)
all representations and warranties made by Seller under Clause 5 have to be intended as made to the best of Seller’s knowledge at the time representations are made according to following point 5.18  of the present Agreement.

5.3 Incorporation and Existence

(a)
The SPVs will be duly incorporated and organised and will be validly existing and in good standing under the laws of France and have full power and authority and are  qualified to conduct their business as presently conducted.

(b)	The SPVs will not be subject to insolvency proceedings of any kind whatsoever nor is there any fact or circumstance that could give rise to any such insolvency or similar proceedings.

(c)
Upon Closing relevant to each SPV all the members of the board of directors (or other administrative body) [or the sole director] of each SPV will have irrevocably and unconditionally presented their resignation letters to the Seller with full release of the SPV in respect of all past remuneration and indemnities, other than accrued fees, arising out of their offices or any other relationship or agreement with the SPV.

(d)	The information contained in the introductory part to this Agreement and in the Recitals of this Agreement is true and correct.

5.4	Title

5.4.1	The Seller:

(a)	Will validly own or legally control the Participations; and

(b)
will have valid, full and exclusive title to, and right to dispose of, the Participations, the latter being fully paid up and entirely clear of and free from all claims, liens, pledges, charges, equities, encumbrances, options, burdens, usufruct, securities and any other adverse rights of any description, save for what to the contrary provided for by preceding point 2.2 of the present Agreement.

5.4.2	Furthermore:

(a)
the Seller has not (i) granted to third parties any existing pre-emption rights, warrants, options, convertible bonds or rights of any kind whatsoever which give the right to acquire or subscribe for the Participations (or any part thereof) or (ii) entered into or executed any agreement or contract or similar instrument by which he is bound to create new participations and/or increase the corporate capital in the SPVs; and

(b)	the SPVs have not engaged in any actions constituting the giving of financial assistance in connection with the acquisition of their own capital (or any part thereof) under French law.

5.5	By-laws and resolutions

No resolution of (i) the Participations holder or (ii) the board of directors or other administrative or governing body of each of the SPVs has been passed which is not contained in the relevant corporate books and registers of each SPVs.

Master Acquisition Agreement
2nd July 2010

5.6	SPVs’ financial statements

SPVs’ financial statements and other related accounting books and records have been prepared and kept in compliance with the applicable provisions of law and thereby present, truly and correctly, the assets, liabilities and Seller’s equity of the SPVs

5.7	Land Lease Agreements

5.7.1
The SPVs will have the capacity and the necessary power to enter into and be bound by each of the relevant Land Lease Agreements (as the case may be) and to exercise their rights and perform their obligations under each of them.

5.7.2
All necessary corporate and other action will be been taken to enable SPVs to validly enter into, be bound by and to perform their obligations under each of the Land Lease Agreements (as the case may be).

5.7.3
The execution and delivery of, the performance of its obligations under, and compliance by the SPVs with the provisions of each of the Land Lease Agreements (as the case may be) will not contravene any existing applicable Italian law or regulation to which each SPV is subject nor its constitutional documents.

5.7.4	Each of the Land Lease Agreements will be in full force and effect and constitutes legal, valid and binding obligations of the parties thereto enforceable in accordance with their respective terms.

5.7.5
Each landowner(s) has valid, full and exclusive title to, and right to dispose of, the land which is the subject matter of the relevant Land Lease Agreement, as disposed therein, and such land has been registered correctly with the Land Registry and is entirely clear of and free from all claims, liens, charges, mortgages, registrations, encumbrances, options, burdens, usufruct, securities and any other adverse rights of any description limiting or in any way affecting the use of it by the each SPV during the relevant term.

5.8	Agreements

(a)
save for what provided for under point 5.17  below, the SPVs are not bound by any contractual relationships or commitments not yet entirely fulfilled which have an aggregate cost exceeding Euro 5.000  or which cannot be terminated on less than 2 (Two) months’ notice.

(b)	none of the parties to any agreement which is material to the SPVs’ business are in breach thereof.

(c)	all material contracts or agreements entered into by each SPV or by which is bound are valid, binding and in full force and effect.

(d)
the rights of the SPVs under all such contracts and agreements are owned and possessed by them free and clear of claims, liens, pledges, charges, equities, encumbrances, options, burdens, mortgages, usufruct, securities and any other adverse rights of any description.

5.9	Environment and applicable laws.

(a)
The activity and business of the SPVs have been carried out since their respective date of incorporation and are currently carried out in all material respects in compliance with all applicable laws, statutes, other regulations, permits, licenses, approvals, authorisations or similar requirements, including those relating to environmental matters.

Master Acquisition Agreement
2nd July 2010

(b)
There is no pending or threatened claim, enquiry, proceeding or investigation or prosecution by any civil, criminal, labour, environmental or administrative authority or other third party against or involving the SPVs or any land (or parcels thereof) on which each of the Plant will be built, or any other member of its corporate bodies, relating to an alleged breach by the SPVs of the above mentioned laws, statutes, other regulations, permits, licenses, approvals, authorisations or similar requirements.

5.10	Taxes

(a)	Prior to the acquisition by the Purchaser, the SPVS will have correctly completed and filed all Tax returns.

(b)
Save for what set forth by preceding point 3.3 of the present Agreement, the present provision 5.10 having the only purpose to represent to Buyer that all possible SPVs’ Taxes exposures have either already been fulfilled or are not yet payable or been paid but have been duly accounted for, all Taxes pertaining to the activities of each SPV have been duly and promptly paid and, if due but not yet paid or payable, have been properly accrued for in the SPVs’ financial statements.

(c)	No Tax claims are pending or threatened against the SPVs and no notice of any such claim was received by the SPVs for which provision has not been accrued.

(d)	No Tax claims are pending or threatened in relation to the SPVs’ financial statements.

5.11	Litigation

No awards or orders awarded to third parties by competent courts or arbitration tribunals have been issued to each SPV, nor is SPV currently involved in any judicial, arbitral, administrative, labour, civil litigation or other litigation of any kind whatsoever and there are no facts or circumstances currently known to the seller which, with the passing of time or the giving of notice, may result in any such proceedings commencing or being threatened.

5.12	Bank and other form of debt

The SPVs will have no bank loans or other forms of debt, other than those undertaken in the normal course of their business, including any form of financing for the realization of the Plants, and none of their assets are secured in any form to any third party, unless disclosed otherwise and released upon Closing relevant to each SPV.

5.13	Absence of unfavourable effects

The execution of this Agreement does not have and shall not have the effect of enabling one or more creditors of the SPVs to accelerate the maturity dates of their credits, to enforce guarantees, eventually granted to them or in any other way to modify the conditions of their relationship with the SPVs, unless otherwise specified on a case by case basis.

5.14	Due Authorisation

(a)	The Seller has full power, authority and capacity and has obtained all necessary consents required to validly and fully enter into and perform all the obligations under this Agreement.

(b)	No consent by any third party, including public authorities, is needed to authorise the signing, execution and performance of this Agreement by the Seller.

Master Acquisition Agreement
2nd July 2010

(c)
All corporate and other internal proceedings required to be taken by the Seller to authorise the signing, delivery and performance of this Agreement, have been duly and properly taken, and this Agreement has been duly executed by it and constitutes its legal, valid and binding obligation in accordance with its terms.

(d)
The signing and delivery of this Agreement, and the consummation of the Transaction contemplated hereby, will not conflict with, or result in a breach of, or constitute a default under or give rise to a right of termination, cancellation or acceleration of the [Articles of Incorporation or the By-laws of the Seller] or any agreement, letter of intent, or other instrument by which the Seller is bound, or violate any judgement, order, injunction, award, decree, law or regulation applicable to the Seller.

5.15	Due Diligence

To the best of its knowledge, the due diligence information provided by the Seller to the Purchaser relating to the SPVs are true, complete and accurate and are not misleading in any respect.

5.16	Employees

The SPVs will not have any employees and will not be in breach of any applicable labour or health and safety laws, regulations, provisions or collective labour agreements in respect of employment and employment practices, terms and conditions of employment, pay, equity, wages and hours and there are no circumstances or facts currently existing which may result in an application to the Company of Law.

5.17
At the time of Closing each SPV will be free of any debt lien, or any encumbrance, other than obligations related to the continued operation of the Plants, the O&M agreements if not agreed differently by the Parties, leases, taxes, insurance policies and payments in satisfaction of applicable government rules and regulations, including advances provided by Seller to satisfy same.

5.18
All Seller’s representations made pursuant to the present Clause 5, shall be considered as having been made: (i) as per each SPV, upon Execution Date;, respectively upon Closing relevant to each SPV and Closing relevant to each SPV.

6.1	Limitation period

Any claim for indemnification by the Purchaser pursuant to this Clause 6 must be notified in writing to the Seller and the same reciprocally by the Seller to the Purchaser within the following time periods, failing which the right to indemnification shall expire:

(a)
in respect of claims regarding social security matters or Taxes incurred prior to the purchase, not later than 5 years from the date of execution of this Agreement or from the date grounds for the claim arose, whichever comes first; and

(b)	in respect of any claim other than those under (a), not later than 1 year from the Closing relevant to each SPV.

6.2	Procedure

6.2.1
The Purchaser shall inform the Seller, by written notice, of any claim for indemnification pursuant to Clause 6.2 (within 45 (Forty Five) days) after the Purchaser has become aware of a matter which could give rise to indemnification hereunder. The communication of the Purchaser shall specify the grounds for the possible claim and an estimate of its amount based on the information available at the date of the notice.

Master Acquisition Agreement
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6.2.2
In the event that the grounds for a claim for indemnification pursuant to this Clause 6 consist of a third party’s claim brought against any of the SPVs, in such procedure, the Seller shall be entitled to carry out the defence of such claim on behalf of the SPVs at their own costs and expenses.

7.	Purchaser’s representations and warranties

The Purchaser represents and warrants to the Seller that:

(a)
Each of the representations and warranties contained in this Clause 7 is true, correct and not misleading on the date hereof and shall be true, correct, and not misleading on the Closing relating to each of the SPVs.

(b)
It is duly organised, validly existing and in good standing under the laws of the country in which it is resident and is qualified to conduct its business in the manner in which it is now being conducted and has full power, authority and capacity to validly and fully enter into and perform all its obligations under this Agreement.

(c)	No consent by any third party, including public authorities, is needed to authorise the signing, execution and performance of this Agreement .

(d)
All corporate and other internal proceedings required to be taken by it to authorise the signing, delivery and performance of this Agreement, have been duly and properly taken, and this Agreement has been duly executed by it and constitutes its legal, valid and binding obligation in accordance with its terms.

(e)
The signing and delivery of this Agreement and the consummation of the Transaction contemplated hereby, will not conflict with, or result in a breach of, or constitute a default under or give rise to a right of termination, cancellation or acceleration of its constitutional documents or violate any judgement, order, injunction, award, decree, law or regulation applicable to its conducting business as presently conducted.

(f)
The Purchaser agrees to cooperate with the Seller in relation to any possible requests of clarifications, documentation, specification or filing, which will be made by the local authorities in connection with the issuance of any of the interconnection authorisations to be issued by the Grid Operator.

8	Purchaser’s indemnification commitment

The Purchaser undertakes to indemnify and hold the Seller harmless in respect of any direct or indirect loss, cost (including third party professional costs) or damage actually suffered or incurred by the Seller, which would not have been suffered or incurred had the representations and warranties given by the Purchaser contained in this Agreement been true, correct and not misleading.

9	Miscellaneous provisions

9.1
No Party shall assign, without the prior written consent of the other Party, the present Agreement to any third party which is not an Affiliate of the assigning Party. In any case the assigning Party shall warrant performance of the assignee according to and for all the effects of the FCC.

9.2
All the Annexes attached hereto are incorporated herein, form an integral part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Annexes.

9.3
This Agreement contains the entire agreement of the Parties with respect to the Transaction contemplated herein and supersedes any earlier agreements and understandings, either verbally or in writing, exclusively between the Parties to this Agreement.

Master Acquisition Agreement
2nd July 2010

9.4
Save for what provided for under preceding point 9.3, changes to this Agreement can only be validly made, and shall come into force only when made, in writing, duly signed by the Parties. Consequently, this Agreement cannot be waived or discharged orally.

9.5
If any provision in this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall use all reasonable endeavours to replace the invalid or unenforceable provision with a valid provision, the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

9.6
Any possible tolerance by a Party in respect of acts or omissions of the other Party in breach of the provisions of this Agreement shall be deemed to be a simple tolerance, and in no way shall be construed as a waiver of the rights deriving on such Party from the breached provision, nor of the right to demand the appropriate and correct fulfilment of the terms and conditions provided herein.

9.7
Each of the Parties hereby agrees to execute and deliver all documents, papers and instruments and to do and perform all such further acts and things, as shall be necessary or convenient to further the purposes of this Agreement and the Transaction contemplated hereunder, provided that if the documents, papers, instruments and acts have to be executed and delivered by the other Party pursuant to an obligation arising out of this Agreement the costs incurred by the Party executing and delivering them shall be promptly reimbursed by the obliged Party.

9.8
None of the Parties has undertaken to award intermediary, brokerage or similar fees and commissions relating to the Transaction specified herein, the payment of which may be legitimately requested, either wholly or in part, from the other Party.

9.9	The table of contents and the descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.10	Unless otherwise expressly indicated:

(i)	all capitalised terms defined in the text of this Agreement shall have the meaning so defined through this Agreement;

(ii)	the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision thereof;

(iii)	the terms defined in the singular shall have the comparable meaning when used in the plural, and vice versa; and

(iv)	any reference to Clauses, Articles or Annexes contained in this Agreement shall be deemed to be a reference to Clauses, Articles hereof or Annexes hereto.

9.11
Any notice or communication required or permitted to be delivered to a Party pursuant to or in connection with this Agreement shall be made in writing, in English, by receipted personal delivery or by telefax to the addresses/fax numbers set forth below:

Master Acquisition Agreement
2nd July 2010

(a)           if to the Seller: EnWay SAS 31 avenue de Segur, 75007 Paris, France, represented by its President,

Attention:	Mr. Jean-Pierre Philippe,

Tel:	+ 33 6 425 97 446

E-mail	sydneyphilippe@yahoo.frwith a copy to: DFD Select Group,

Attention: Mr. David Tucker

Tel: +33 1 42 60 84 69

Fax +33 1 42 96 17 54

(b)	if to the Purchaser:

Attention: Olivier de Vergnies

Tel:	+41 43 544 80 81

Fax: +41 43 544 80 89

or to such other address/representative/fax number as a Party may designate by means of a written notice to be sent to the other Party from time to time. A notice which is served personally (including by hand, courier, postal mail or delivery service) shall be deemed to be served and shall take effect at the time of its delivery. A notice which is sent by fax transmission shall be deemed to have been served when the recipient has received it.

10.	Taxes and other expenses

Any costs, taxes, expenses, duties or charges arising in connection with the Transaction contemplated by this Agreement shall be borne and paid for as follows:

(i)
the Parties shall pay their own costs, fees, expenses and disbursements (including legal, accounting and other fees incurred by their respective auditors, advisors and counsels) relating to this Agreement (including the preparation, negotiation, execution and completion of this Agreement and any Transaction documents); and

(ii)
any stamp taxes or other taxes or charges levied by any governmental authority on the transfer of the Participations (excluding capital gain taxes owed by Seller) as well as notarial fees shall be borne and paid for by the SPV

11	Governing Law

This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed in accordance with, French law without regard to conflicts-of-law principles that would require the application of any other law.

12.	Disputes

All disputes rising from this Agreement shall be resolved exclusively before the Court of Paris in English.

13.	Confidentiality and announcements

13.1
The Purchaser shall keep secret and confidential any Confidential Information relating to or connected with the business and affairs of the Seller and/or the Company received by virtue of this Agreement or of any investigations made in connection therewith, including the specific contractual terms and conditions Parties have agreed upon for the realization of the Transaction,  and shall also cause its officers, employees, and consultants to whom such information has been disclosed for the purposes of this Agreement to comply with such commitment. The Purchaser shall exercise all necessary precautions to safeguard the confidentiality and secrecy of the Confidential Information and to prevent the disclosure thereof, provided that the Purchaser shall not be deemed in breach of this Clause 13.1 by virtue of any disclosure made pursuant to the provisions or requirements of any law enacted or rule issued by any Government or other regulatory or stock exchange authority having jurisdiction on the Purchaser in connection with the implementation and performance of this Agreement or the consummation of the Transaction contemplated hereby.

Master Acquisition Agreement
2nd July 2010

13.2
The Seller and DFD shall keep, and shall cause their consultants and advisers to keep, secret and confidential all Confidential Information in their possession however relating to the business of the Purchaser or its Affiliates however communicated to or learned by the Seller, their consultants and advisers, in connection with, or by virtue of, the Transaction contemplated hereby, except for information that is or falls into the public domain or is otherwise communicated to third parties through no fault of the Seller, their consultants and advisers.

13.3
Without prejudice to Clauses 13.1 and 13.2, each Party can make public announcements, releases or other disclosure, in connection with the subject matter of this Agreement, provided the information disclosed is limited to the name of the Parties, the nature and characteristics of the Projects and the approximate gross revenue resulting from the sale.

13.4
The Purchaser shall respect that any introductions to Service Providers (Engineers, Construction Companies, EPC, Banks, etc.....) made by the Seller or DFD will be treated by the Purchaser as the Seller’s or DFD’s property and will refrain from entering into a business relationship of any nature without the express agreement of the Seller or DFD without pecuniary compensation to the Seller or DFD.

13.5
If PSP becomes aware of any clients or potential clients of DFD or Enway  during the term of this agreement PSP will not enter into any transactions with such clients or potential client without the approval Enway for their clients or potential clients or DFD for their clients or potential clients. The same will hold true for any business associates of DFD or Enway.

13.6	No party will engage an employee of another Party without the other Party’s approval.

14.	Language

This Agreement shall be executed in the English language, which shall be the only language governing this Agreement. In case any translation into French of the present Agreement is prepared, and there is any contrast between the English and the French version, the English version shall prevail.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above:

Paris, the 2nd July 2010

EXECUTED BY DFD

DFD Select Group Limited

/s/ David Tucker
David Tucker
Director

Master Acquisition Agreement
2nd July 2010

EXECUTED BY the Seller

ENWAY SAS

/s/ Jean Pierre Philippe
Jean Pierre Philippe
President

EXECUTED BY the Purchaser

Prime Sun Power Inc.

/s/ Olivier de Vergnies
Olivier de Vergnies
CEO

ANNEX 1

LIST OF PV-Plants Projects &/or SPVs UNDER THE AGREEMENT